EXHIBIT 11


COMPUTATION OF EARNINGS PER SHARE


                                            ASSUMING PRIMARY DILUTION
                                         Thirteen           Thirty-Nine
                                        Weeks Ended         Weeks Ended
                                      July 27, July 29,   July 27, July 29
                                         1996    1995      1996     1995

(In thousands, except per share amounts)



AVERAGE SHARES OUTSTANDING

  1  Average shares outstanding         10,754  10,750    10,754    10,747
  2  Net additional shares outstanding
     assuming exercise of stock options    -         6         -       154
  3  Average number of common shares
     outstanding                        10,754  10,756    10,754    10,901


EARNINGS

  4  Net loss                         $(1,286) $(1,550)  $(5,950) $(3,287)


PER SHARE AMOUNTS

     Net loss
      (line 4 / line 3)                 $(.12)   $(.14)    $(.55)   $(.30)


  NOTE 1 - Loss per share for all periods was calculated using the Treasury Stock Method.